EXHIBIT 10.55
EXHIBIT A
CONFIDENTIAL TREATMENT REQUESTED BY EXIDE TECHNOLOGIES
CONFIDENTIAL TREATMENT REQUESTED BY EXIDE TECHNOLOGIES —
CONFIDENTIAL PORTIONS OF THIS DOCUMENT
HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION
[LETTERHEAD]
March 25, 2010
Dear                     :
Exide Technologies (the “Company”) is pleased to inform you that, pursuant to the Company’s 2009 Stock Incentive Plan (the “Plan”), you have been granted                      Performance Shares (“Performance Shares”) by the Compensation Committee of the Board of Directors (“Committee”) or, if you are a Section 16 Officer of the Company (pursuant to Section 16 of the Securities Exchange Act of 1934, as amended), by the non-employee members of the Board of Directors of the Company (the “Board”), as of the date hereof. You will receive separate award agreements for any restricted share or restricted share unit awards that you have also been granted as of the same date.
This award letter (the “Agreement”) sets forth the terms of the Performance Shares. However, please note that the Performance Shares are also subject to the terms the Plan, as interpreted by the Committee in its full discretion. Furthermore, this Agreement in no way guarantees that you will receive any payment of shares of Common Stock pursuant to the Performance Shares under the Plan. Any terms not defined in this Agreement will have the meaning ascribed to them in the Plan. The Performance Shares are intended to constitute qualified performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
General Terms
Your right to receive payment pursuant to the Performance Shares is contingent upon the achievement of certain Management Objectives, which are described in detail below. The achievement of the Management Objectives will be measured during the period from April 1, 2010 through March 31, 2013 (the “Performance Period”).
Management Objectives
The Management Objectives for the Performance Period are based on the achievement of performance goals relating to (i) cumulative earnings before interest and taxes for the Performance Period, as further defined below (“Cumulative EBIT”), and (ii) relative total shareholder return for the Performance Period (“Relative TSR”) (collectively, the “Performance Metrics”). The term “Cumulative EBIT” shall mean the sum of earnings before interest and taxes and adjusted to exclude gains or losses from currency remeasurement and warrants revaluation, all as shown on the Company’s audited consolidated Statements of Operations (including the Notes thereto) for each of the three years during the Performance Period.
As further described below, if minimum thresholds are met with respect to the Performance Metrics, you will receive a payment of shares of Common Stock pursuant to at least a portion of the Performance Shares. You will be eligible to earn up to 33.3% of the Performance Shares based on the Cumulative EBIT Performance Metric and up to 66.7% of the Performance Shares based on the Relative TSR Performance Metric. However, under no circumstance will you be able to earn more than 100% of the Performance Shares under this Agreement.
If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, the manner in which it conducts business, or other events or circumstances render the Management Objectives to be unsuitable, the Committee may modify the Management Objectives or the related levels of achievement, in whole or in part, as the Committee deems appropriate; provided, however, that no such action will be made in the case of a Covered Employee where such action may result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
Payment of Performance Shares
You will receive a payment of shares of Common Stock pursuant to the Performance Shares for the Performance Period only if payment is otherwise permitted under the terms of the Plan and the Board (or Committee, in the case of Covered Employees) has certified that the Management Objectives have been satisfied. You will receive any shares of Common Stock pursuant to the Performance Shares that you have earned under this Agreement within 90 days after March 31, 2013 (the “Payment Date”), unless your Continuous Service with the Company or one of its subsidiaries terminates on account of your death or disability or in connection with a Change in Control prior to the end of the Performance Period, in which such case you will receive payment, if any, in accordance with the terms set forth below under the heading “Effect of Early Termination on the Performance Shares.”
Earning of Performance Shares — Cumulative EBIT
Provided that you remain in Continuous Service through the end of the Performance Period, the actual number of shares of Common Stock, if any, that you will earn pursuant to the Performance Shares at the end of the Performance Period that are attributable to the Cumulative EBIT Performance Metric will be determined in accordance with the performance matrix set forth on Exhibit A to this Agreement. Pursuant to the matrix, you will receive up to 33.3% of your Performance Shares at the end of the Performance Period if Cumulative EBIT at the end of the Performance Period equals or exceeds the threshold amount ($***) (the “Cumulative EBIT Threshold Amount”) as set forth on Exhibit A. If the Cumulative EBIT at the end of the Performance Period is greater than the Cumulative EBIT Threshold Amount, but less than the target amount ($***) (the “Cumulative EBIT Target Amount”) and is not expressly stated on Exhibit A, then each additional $*** improvement in performance will result in approximately a 0.75% increase in the number of Performance Shares earned above the Cumulative EBIT Threshold Amount until the Cumulative EBIT Target Amount is reached. No additional
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION ***

Performance Shares will be earned if performance exceeds the Cumulative EBIT Target Amount.
Earning of Performance Shares — Relative TSR
Provided that the EBIT Threshold, which is defined as $*** in earnings before interest and taxes, but excluding gains or losses from currency remeasurement and warrants revaluation (the “EBIT Threshold”), has been achieved at the end of the Performance Period and you remain in Continuous Service through the end of the Performance Period, the actual number of shares of Common Stock, if any, that you will earn pursuant to the Performance Shares at the end of the Performance Period that are attributable to the Relative TSR Performance Metric will be determined in accordance with the performance matrix set forth on Exhibit B to this Agreement. Pursuant to the matrix, you will receive up to 66.7% of your Performance Shares at the end of the Performance Period if the Relative TSR at the end of the Performance Period equals or exceeds the threshold amount (25th percentile) (the “Relative TSR Threshold Amount”) as set forth on Exhibit B. If the Relative TSR at the end of the Performance Period is greater than the Relative TSR Threshold Amount, but less than the target amount (75th percentile) (the “Relative TSR Target Amount”) and is not expressly stated on Exhibit B, then each whole 1% improvement in performance will result in approximately a 1% increase in the number of Performance Shares earned above the Relative TSR Threshold Amount until the Relative TSR Target Amount is reached. No additional Performance Shares will be earned if performance exceeds the Relative TSR Target Amount. Furthermore, if the EBIT Threshold is not achieved at the end of the Performance Period, you will not receive any Performance Shares under the Relative TSR Performance Metric.
For purposes of this award, Relative TSR will be based on the difference between the Beginning Stock Price (as defined below) and the Ending Stock Price (as defined below) relative to the performance of the Russell 2000®, plus the amount per share of any cash dividends paid by the Company during the Performance Period. The term “Beginning Stock Price” means the average closing price of a share of the Company’s Common Stock for the 20 consecutive trading days immediately following, but not including, April 1, 2010 as reported by the online edition of The Wall Street Journal on the NASDAQ Global Market, or as reported by such other source as the Committee may approve. The term “Ending Stock Price” means the average closing price of a share of the Company’s Common Stock for the 20 consecutive trading days immediately preceding, but not including, the last day of the Performance Period as reported by the online edition of The Wall Street Journal on the NASDAQ Global Market, or as reported by such other source as the Committee may approve.
Effect of Early Termination on the Performance Shares
Death
If your Continuous Service terminates early on account of your death prior to the end of the Performance Period, the number of shares of Common Stock that your beneficiary will receive pursuant to the Performance Shares, if any, will be determined in accordance with Exhibits A and B attached hereto and will be paid to your designated beneficiary on the Payment Date. However, the number of shares of Common Stock will be pro-rated for the period starting on the
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION ***

date hereof and ending on the last day of the month in which your Continuous Service is terminated on account of your death.
Disability
If your Continuous Service terminates early on account of your disability prior to the end of the Performance Period, the number of shares of Common Stock that you will receive pursuant to the Performance Shares, if any, will be determined in accordance with Exhibits A and B attached hereto and will be paid on the Payment Date. However, the number of shares of Common Stock will be pro-rated for the period starting on the date hereof and ending on the last day of the month in which your Continuous Service is terminated on account of your disability.
Change in Control
     (a) In the event your Continuous Service is terminated by the Company for any reason other than Cause or by you for Good Reason (as defined below) on or within twelve (12) months of a Change in Control, the number of shares of Common Stock that you will receive pursuant to the Performance Shares, if any, will be determined in accordance with Exhibits A and B attached hereto. However, in order to determine the number of Performance Shares earned pursuant to both Performance Metrics, the Performance Metrics will be measured as of the last day of the month in which your Continuous Service is terminated in connection with the Change in Control instead of the last day of the Performance Period. Any Performance Shares earned on the date your Continuous Service is terminated in connection with a Change in Control will be delivered as soon as practicable, and in all events within 30 days, following the date your Continuous Service is terminated in connection with a Change in Control; provided, however, that if the termination of Continuous Service is not a “separation of service” as defined under Section 409A of the Code, payment will be made to you within 30 days following the earlier of (i) the Payment Date or (ii) the date of your “separation of service” with the Company (determined in accordance with Section 409A of the Code); further, provided, that if the date of payment is determined by reference to the date of your “separation of service” with the Company (determined in accordance with Section 409A of the Code) or the Change in Control does not constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company, within the meaning of Section 409A of the Code, and you are considered a “specified employee” for the purposes of Section 409A of the Code, payment will be made within 30 days of the first business day of the seventh month after the date of your “separation of service” with the Company (determined in accordance with Section 409A of the Code).
For purposes of this Agreement, the term “Good Reason” shall mean (i) a material diminution in your authority, duties or responsibilities, (ii) a relocation of the office at which you provide services to the Company or a Subsidiary to a location more than fifty (50) miles from its current location; or (iii) any material breach of an employment agreement, if any, that is in effect at any time between you and the Company.
Before a termination will constitute a termination for Good Reason, you must give the Company a Notice of Good Reason within ninety (90) calendar days following the occurrence of the event that constitutes Good Reason. Failure to provide such Notice of Good Reason within such 90-

day period shall be conclusive proof that you shall not have Good Reason to terminate employment.
Good Reason shall exist only if (A) the Company fails to remedy the event or events constituting Good Reason within thirty (30) calendar days after receipt of the Notice of Good Reason from you and (B) you terminate you employment within sixty (60) days after the end of the period set forth in clause (A) above. If you determine that Good Reason for termination exists and timely file a Notice of Good Reason, such determination shall be presumed to be true and the Company will have the burden of proving that Good Reason does not exist.
For purposes of this Agreement, “Notice of Good Reason” means a written notice by you to the Company which sets forth in reasonable detail the specific reason for a termination of employment for Good Reason and the facts and circumstances claimed to provide a basis for such termination and is provided to the Company in accordance with the terms set forth above.
Other Terminations
If your Continuous Service with the Company or any subsidiary is voluntarily or involuntarily terminated during the Performance Period for any reason other than your death or disability, or in connection with a Change in Control, you will forfeit your entire Performance Share Award.
If there is a conflict between these termination provisions and the termination provisions of the Plan, the terms of the Plan shall govern.
Taxes and Withholding
To the extent that the Company is required to withhold any federal, state, local or foreign taxes in connection with the payment of any shares of Common Stock made pursuant to the Performance Shares and the amounts available to the Company for such withholding are insufficient, you shall pay such taxes or make provisions that are satisfactory to the Company for the payment thereof. Unless otherwise determined by the Committee, you may elect to satisfy all or any part of any such withholding obligation by (i) paying cash, (ii) surrendering to the Company a portion of the shares of Common Stock that are issued or transferred to you or that become nontransferable by you hereunder, and the shares of Common Stock so surrendered by you shall be credited against any such withholding obligation at the Market Value per Share of such shares of Common Stock on the date of such surrender, or (iii) a combination of such methods.

Please contact                                          at extension            if you have any questions about the Plan or the Program.
Very truly yours,

By:
The undersigned hereby accepts the terms of this Award Agreement and the Plan.

Address:

Exhibit A
Performance Shares Earned — Cumulative EBIT

Cumulative EBIT	% of Award Earned
Less than $***	0%
$***	16.7%
$***	20.0%
$***	23.3%
$***	26.7%
$***	30.0%
$*** or greater	33.3%
*** CONFIDENTIAL MATERIAL REDACTED AND SEPARATELY FILED WITH THE COMMISSION ***

Exhibit B
Performance Shares Earned — Relative TSR

Percentile Rank Relative to
Russell 2000®	% of Award Earned
Less than 20	0%
25	16.67%
30	21.68%
35	26.68%
40	31.68%
45	36.69%
50	41.69%
55	46.69%
60	51.69%
65	56.70%
70	61.70%
75 or greater	66.7%